Exhibit 10.1

AMENDMENT TO ENDOLOGIX, INC.
2017 Inducement Stock Incentive Plan

Effective as of September 10, 2019 and pursuant to approval by the Board of Directors of Endologix, Inc. on September 10, 2019, Section 4.2(a) of the Endologix, Inc. 2017 Inducement Stock Incentive Plan, as amended (the “Plan”), is hereby amended and restated, to read in its entirety as follows:
“4.2(a) Share Counting.
(a) Each share of Stock subject to an Award shall be counted against the limit set forth in Section 4.1 as one (1) share.”
Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan. Except as herein provided, all provisions of the Plan shall remain in full force and effect.